SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

Quad/Graphics, Inc.
(Name of Issuer)

Class A Common Stock
(Title of Class of Securities)

747301109
(CUSIP Number)

December 31, 2014
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 28 Pages)

______________________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 747301109	13G/A	Page 2 of 28 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 477,607
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 477,607
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 477,607
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 747301109	13G/A	Page 3 of 28 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners General Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 477,607
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 477,607
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 477,607
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 747301109	13G/A	Page 4 of 28 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit GP Investors, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 477,607
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 477,607
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 477,607
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 747301109	13G/A	Page 5 of 28 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners Master, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 795,291
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 795,291
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 795,291
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.3%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 747301109	13G/A	Page 6 of 28 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners Offshore General Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 795,291
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 795,291
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 795,291
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.3%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 747301109	13G/A	Page 7 of 28 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Offshore GP Investors, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 795,291
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 795,291
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 795,291
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.3%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 747301109	13G/A	Page 8 of 28 Pages

1	NAME OF REPORTING PERSON Centerbridge Capital Partners Strategic Debt Acquisition, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,282
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,282
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,282
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 747301109	13G/A	Page 9 of 28 Pages

1	NAME OF REPORTING PERSON Centerbridge Capital Partners Debt Acquisition, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 64,362
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 64,362
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 64,362
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 747301109	13G/A	Page 10 of 28 Pages

1	NAME OF REPORTING PERSON Centerbridge Capital Partners SBS, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 116
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 116
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 116
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 747301109	13G/A	Page 11 of 28 Pages

1	NAME OF REPORTING PERSON Centerbridge Associates, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 66,760
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 66,760
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 66,760
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 747301109	13G/A	Page 12 of 28 Pages

1	NAME OF REPORTING PERSON Centerbridge GP Investors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 66,760
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 66,760
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 66,760
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 747301109	13G/A	Page 13 of 28 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 464,656
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 464,656
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 464,656
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 747301109	13G/A	Page 14 of 28 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners General Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 464,656
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 464,656
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 464,656
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 747301109	13G/A	Page 15 of 28 Pages

1	NAME OF REPORTING PERSON Centerbridge Special GP Investors, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 464,656
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 464,656
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 464,656
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 747301109	13G/A	Page 16 of 28 Pages

1	NAME OF REPORTING PERSON Mark T. Gallogly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,804,316
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,804,316
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,804,316
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 747301109	13G/A	Page 17 of 28 Pages

1	NAME OF REPORTING PERSON Jeffrey H. Aronson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,804,316
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,804,316
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,804,316
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 747301109	13G/A	Page 18 of 28 Pages

This Amendment No. 2 (this "Amendment") amends the statement on Schedule 13G filed on February 14, 2011 (the "Original Schedule 13G"), as amended by Amendment No. 1 filed on February 14, 2011 (the Original Schedule 13G as amended, the "Schedule 13G") with respect to shares of Class A Common Stock (the "Common Stock") of the Company. Capitalized terms not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G.

Item 1(a).	NAME OF ISSUER

The name of the issuer is Quad/Graphics, Inc. (the "Company").

Item 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

The Company's principal executive offices are located at N61 W23044 Harry's Way, Sussex, Wisconsin 53089-3995.

Item 2(a).	NAME OF PERSON FILING

This statement is filed by:

(i)	Centerbridge Credit Partners, L.P., a Delaware limited partnership ("CCP"), with respect to the Common Stock beneficially owned by it;
(ii)	Centerbridge Credit Partners General Partner, L.P., a Delaware limited partnership ("CCPGP"), as general partner of CCP, with respect to the Common Stock beneficially owned by CCP;
(iii)	Centerbridge Credit GP Investors, L.L.C., a Delaware limited liability company ("CCGPI"), as general partner of CCPGP, with respect to the Common Stock beneficially owned by CCP;
(iv)	Centerbridge Credit Partners Master, L.P., a Cayman Islands limited partnership ("CCPM"), with respect to the Common Stock beneficially owned by it;
(v)	Centerbridge Credit Partners Offshore General Partner, L.P., a Delaware limited partnership ("CCPOGP"), with respect to the Common Stock beneficially owned by CCPM;
(vi)	Centerbridge Credit Offshore GP Investors, L.L.C., a Delaware limited liability company ("CCOGPI"), as general partner of CCPOGP, with respect to the Common Stock beneficially owned by CCPM;
(vii)	Centerbridge Capital Partners SBS, L.P., a Delaware limited partnership ("SBS"), with respect to the Common Stock beneficially owned by it;
(viii)	Centerbridge Capital Partners Debt Acquisition, L.P., a Delaware limited partnership ("CCPDA"), with respect to the Common Stock beneficially owned by it;
(ix)	Centerbridge Capital Partners Strategic Debt Acquisition, L.P., a Delaware limited partnership ("CCPSDA"), with respect to the Common Stock beneficially owned by it;
(x)	Centerbridge Associates, L.P., a Delaware limited partnership ("CALP"), as general partner of SBS, CCPDA and CCPSDA, with respect to the Common Stock beneficially owned by SBS, CCPDA and CCPSDA;
(xi)	Centerbridge GP Investors, LLC, a Delaware limited liability company ("CGPI"), as general partner of CALP, with respect to the Common Stock beneficially owned by SBS, CCPDA and CCPSDA;

CUSIP No. 747301109	13G/A	Page 19 of 28 Pages

(xii)	Centerbridge Special Credit Partners, L.P., a Delaware limited partnership ("CSCP"), with respect to the Common Stock beneficially owned by it;
(xiii)	Centerbridge Special Credit Partners General Partner, L.P., a Delaware limited partnership ("CSCPGP"), as general partner of CSCP, with respect to the Common Stock beneficially owned by CSCP;
(xiv)	Centerbridge Special GP Investors, L.L.C., a Delaware limited liability company ("CSGPI"), as general partner of CSCPGP, with respect to the Common Stock beneficially owned by CSCP;
(xv)	Mark T. Gallogly ("Mr. Gallogly"), as managing member of CCGPI, CCOGPI, CGPI and CSGPI, with respect to the Common Stock beneficially owned by CCP, CCPGP, CCGPI, CCPM, CCPOGP, CCOGPI, SBS, CCPDA, CCPSDA, CALP, CGPI, CSCP, CSCPGP and CSGPI; and
(xvi)	Jeffrey H. Aronson ("Mr. Aronson"), as managing member of CCGPI, CCOGPI, CGPI and CSGPI, with respect to the Common Stock beneficially owned by CCP, CCPGP, CCGPI, CCPM, CCPOGP, CCOGPI, SBS, CCPDA, CCPSDA, CALP, CGPI, CSCP, CSCPGP and CSGPI.

The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The address of the business office of each of the Reporting Persons is 375 Park Avenue, 12th Floor, New York, NY 10152.

Item 2(c).	CITIZENSHIP

CCP, CCPGP, CCPOGP, SBS, CCPDA, CCPSDA, CALP, CSCP and CSCPGP are limited partnerships organized under the laws of the State of Delaware. CCPM is a limited partnership organized under the laws of the Cayman Islands. CCGPI, CCOGPI, CGPI and CSGPI are limited liability companies organized under the laws of the State of Delaware. Messrs. Gallogly and Aronson are citizens of the United States.

Item 2(d).	TITLE OF CLASS OF SECURITIES

Class A Common Stock

Item 2(e).	CUSIP NUMBER

747301109

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO Rules 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;

CUSIP No. 747301109	13G/A	Page 20 of 28 Pages

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	OWNERSHIP

This Schedule 13G/A reports beneficial ownership of shares of Common Stock beneficially owned by the Reporting Persons as of December 31, 2014.

A.	Centerbridge Credit Partners, L.P., Centerbridge Credit Partners General Partner, L.P. and Centerbridge Credit GP Investors, L.L.C.
	(a)	Amount beneficially owned: 477,607
	(b)	Percent of class: 1.4%. The percentages used herein and in the rest of Item 4 are calculated based upon the 34,637,310 shares of Common Stock issued and outstanding on October 31, 2014 as reflected in the Form 10-Q of the Company for the quarterly period ended September 30, 2014, filed on November 7, 2014.
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 477,607
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition of: 477,607

CCP has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by CCPGP, its general partner, and CCGPI, the general partner of CCPGP. Neither CCPGP nor CCGPI directly owns any of the shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Common Stock beneficially owned by CCP. However, none of the foregoing should be construed in and of itself as an admission by CCPGP or CCGPI or by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of CCPGP and CCGPI expressly disclaims beneficial ownership of shares of Common Stock owned by CCP.

CUSIP No. 747301109	13G/A	Page 21 of 28 Pages

B.	Centerbridge Credit Partners Master, L.P., Centerbridge Credit Partners Offshore General Partner, L.P. and Centerbridge Credit Offshore GP Investors, L.L.C.
	(a)	Amount beneficially owned: 795,291
	(b)	Percent of class: 2.3%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 795,291
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 795,291
CCPM has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by CCPOGP, its general partner, and CCOGPI, the general partner of CCPOGP. Neither CCOGPI nor CCPOGP directly owns any of the shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Common Stock beneficially owned by CCPM. However, none of the foregoing should be construed in and of itself as an admission by CCOGPI or CCPOGP or by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of CCOGPI and CCPOGP expressly disclaims beneficial ownership of shares of Common Stock owned by CCPM.

C.	Centerbridge Capital Partners SBS, L.P.
	(a)	Amount beneficially owned: 116
	(b)	Percent of class: Less than 0.1%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 116
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 116
SBS has the power to dispose of and the power to vote the Common Stock beneficially owned by it, which powers may also be exercised by its general partner, CALP.

D.	Centerbridge Capital Partners Debt Acquisition, L.P.
	(a)	Amount beneficially owned: 64,362
	(b)	Percent of class: 0.2%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 64,362
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 64,362
CCPDA has the power to dispose of and the power to vote the Common Stock beneficially owned by it, which powers may also be exercised by its general partner, CALP.

E.	Centerbridge Capital Partners Strategic Debt Acquisition, L.P.
	(a)	Amount beneficially owned: 2,282
	(b)	Percent of class: Less than 0.1%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 2,282
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 2,282

CCPSDA has the power to dispose of and the power to vote the Common Stock beneficially owned by it, which powers may also be exercised by its general partner, CALP.

CUSIP No. 747301109	13G/A	Page 22 of 28 Pages

F.	Centerbridge GP Investors, LLC and Centerbridge Associates, L.P.
	(a)	Amount beneficially owned: 66,760
	(b)	Percent of class: 0.2%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 66,760
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 66,760

CALP, as the general partner of SBS, CCPDA and CCPSDA, and CGPI, as the general partner of CALP, share the power to dispose of and the power to vote the Common Stock beneficially owned by SBS, CCPDA and CCPSDA. Neither CALP nor CGPI directly owns any of the shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Common Stock beneficially owned by SBS, CCPDA and CCPSDA. However, none of the foregoing should be construed in and of itself as an admission by CALP or CGPI or by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of CALP and CGPI expressly disclaims beneficial ownership of shares of Common Stock owned by SBS, CCPDA and CCPSDA.

G.	Centerbridge Special Credit Partners, L.P., Centerbridge Special Credit Partners General Partner, L.P. and Centerbridge Special GP Investors, L.L.C.
	(a)	Amount beneficially owned: 464,656
	(b)	Percent of class: 1.3%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 464,656
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition of: 464,656

CSCP has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by CSCPGP, its general partner, and CSGPI, the general partner of CSCPGP. Neither CSCPGP nor CSGPI directly owns any of the shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Common Stock beneficially owned by CSCP. However, none of the foregoing should be construed in and of itself as an admission by CSCPGP or CSGPI or by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of CSCPGP and CSGPI expressly disclaims beneficial ownership of shares of Common Stock owned by CSCP.

H.	Mark T. Gallogly and Jeffrey H. Aronson
	(a)	Amount beneficially owned: 1,804,316
	(b)	Percent of class: 5.2%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 1,804,316
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition of: 1,804,316

CUSIP No. 747301109	13G/A	Page 23 of 28 Pages

Messrs. Gallogly and Aronson, as managing members of CCGPI, CCOGPI, CGPI and CSGPI, may be deemed to share power to vote the Common Stock beneficially owned by CCP, CCPM, SBS, CCPDA, CCPSDA and CSCP. Neither Mr. Gallogly nor Mr. Aronson directly owns any of the shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Common Stock beneficially owned by CCP, CCPM, SBS, CCPDA, CCPSDA and CSCP. However, none of the foregoing should be construed in and of itself as an admission by Messrs. Gallogly or Aronson or by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Mr. Gallogly and Mr. Aronson expressly disclaims beneficial ownership of shares of Common Stock owned by any of CCP, CCPGP, CCGPI, CCPM, CCPOGP, CCOGPI, SBS, CCPDA, CCPSDA, CALP, CGPI, CSCP, CSCPGP and CSGPI.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

CUSIP No. 747301109	13G/A	Page 24 of 28 Pages

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 747301109	13G/A	Page 25 of 28 Pages

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED: February 17, 2015

CENTERBRIDGE CREDIT PARTNERS, L.P.

By:	Centerbridge Credit Partners
General Partner, L.P., its general partner

By:	Centerbridge Credit GP Investors, L.L.C.,
its general partner

/s/ Jeffrey H. Aronson
Name:	Jeffrey H. Aronson
Title:	Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS
GENERAL PARTNER, L.P.

By:	Centerbridge Credit GP Investors, L.L.C., its
general partner

/s/ Jeffrey H. Aronson
Name:	Jeffrey H. Aronson
Title:	Authorized Signatory

Centerbridge Credit GP Investors, L.L.C.

/s/ Jeffrey H. Aronson
Name:	Jeffrey H. Aronson
Title:	Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS
MASTER, L.P.

By:	Centerbridge Credit Partners Offshore General
Partner, L.P., its general partner

By:	Centerbridge Credit Offshore GP Investors,
L.L.C., its general partner

/s/ Jeffrey H. Aronson
Name:	Jeffrey H. Aronson
Title:	Authorized Signatory

CUSIP No. 747301109	13G/A	Page 26 of 28 Pages

CENTERBRIDGE CREDIT PARTNERS
OFFSHORE GENERAL PARTNER, L.P.

By:	Centerbridge Credit Offshore GP Investors, L.L.C., its general partner

/s/ Jeffrey H. Aronson
Name:	Jeffrey H. Aronson
Title:	Authorized Signatory

Centerbridge Credit Offshore GP
Investors, L.L.C.

/s/ Jeffrey H. Aronson
Name:	Jeffrey H. Aronson
Title:	Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS		CENTERBRIDGE ASSOCIATES, L.P.
SBS, L.P.

By:	Centerbridge Associates, L.P.,	By:	Centerbridge GP Investors, LLC,
	its general partner	its general partner

By:	Centerbridge GP Investors, LLC,
its general partner

/s/ Jeffrey H. Aronson		/s/ Jeffrey H. Aronson
Name:	Jeffrey H. Aronson	Name:	Jeffrey H. Aronson
Title:	Authorized Signatory	Title:	Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS		CENTERBRIDGE GP INVESTORS, LLC
DEBT ACQUISITION, L.P.

/s/ Jeffrey H. Aronson
By:	Centerbridge Associates, L.P.,	Name:	Jeffrey H. Aronson
	its general partner	Title:	Authorized Signatory

By:	Centerbridge GP Investors, LLC,
its general partner

/s/ Jeffrey H. Aronson
Name:	Jeffrey H. Aronson
Title:	Authorized Signatory

CUSIP No. 747301109	13G/A	Page 27 of 28 Pages

CENTERBRIDGE CAPITAL PARTNERS		CENTERBRIDGE SPECIAL CREDIT PARTNERS,
STRATEGIC DEBT ACQUISITION, L.P.		L.P.

By:	Centerbridge Associates, L.P.,	By:	Centerbridge Special Credit Partners
	its general partner		General Partner, L.P.,
its general partner
By:	Centerbridge GP Investors, LLC,
	its general partner	By:	Centerbridge Special GP Investors, L.L.C., its
general partner

/s/ Jeffrey H. Aronson		/s/ Jeffrey H. Aronson
Name:	Jeffrey H. Aronson	Name:	Jeffrey H. Aronson
Title:	Authorized Signatory	Title:	Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS
GENERAL PARTNER, L.P.

By:	Centerbridge Special GP Investors, L.L.C.,
its general partner

/s/ Jeffrey H. Aronson
Name:	Jeffrey H. Aronson
Title:	Authorized Signatory

Centerbridge Special GP Investors, L.L.C.

/s/ Jeffrey H. Aronson
Name:	Jeffrey H. Aronson
Title:	Authorized Signatory

CUSIP No. 747301109	13G/A	Page 28 of 28 Pages

MARK T. GALLOGLY

/s/ Mark T. Gallogly

JEFFREY H. ARONSON

/s/ Jeffrey H. Aronson